10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate January 16, 2006 Jon Swets, CFO 616.494.7645

Holland, Michigan — Macatawa Bank Corporation Reports 64% Increase in Annual Earnings

Macatawa Bank Corporation today announced net income for the fourth quarter of 2005. Net income was $5.54 million, or a 25% increase over fourth quarter 2004 net income of $4.45 million. Diluted earnings per share totaled $0.53 for the fourth quarter of 2005 compared to $0.43 for the same period in 2004. Net income for the year ended December 31, 2005 increased 64% to a record $20.89 million, or $2.00 per diluted share, as compared to 2004 net income of $12.78 million, or $1.24 per diluted share. The annual results for 2004 reflect the impact of the $2.3 million ($1.5 million after-tax, or $0.15 per share) charge to earnings related to a commercial borrower, as discussed in the SEC Form 8-K dated October 8, 2004. Without this loss in the prior year results, annual earnings would still represent an increase of 46% over the prior year.

“2005 was another great year for us and stands out as a year in which great strides were made at improving our profitability,” said Ben Smith, Chairman and CEO. Return on average equity (ROE) was 15.30% and return on average assets (ROA) was 1.17% for 2005. This compares with an ROE of 10.15% and an ROA of 0.83% for 2004. For the quarter, ROE was 15.69% and ROA was 1.20%. “These results reflect the value of our business model and the hard work of our exceptional people,” stated Mr. Smith. Strong growth in core loan and deposit portfolios was the primary driver of the 21% increase in annual net interest revenue. Noninterest revenue, made up largely from financial services fees and mortgage sales revenue, increased nearly 30% for the year. “These revenue increases more than offset increases in expenses as we continue to improve the efficiency of our operations,” added Mr. Smith. The efficiency ratio has improved over the past three years, declining from 58.11% in 2003 to 57.04% in 2004 and to 54.62% in 2005.

Total assets for the year increased nearly $200 million to $1.87 billion at December 31, 2005. Total loans increased $151.5 million to $1.55 billion and total deposits increased $156.3 million to $1.51 billion. The growth in deposits was led by a 27% increase in non-interest checking accounts to $188.76 million. “Macatawa increased its lead as the number one deposit Bank in Ottawa County. We also made significant progress during the year on our strategic initiatives in Kent County. Generating deposits in our markets will remain a top priority to ensure the continued strength of our franchise,” commented Mr. Smith.

Fourth quarter net interest income totaled $16.4 million, an increase of $2.0 million or 14%, as compared to the fourth quarter of 2004. The improvement in net interest income was driven by a combination of increases in both average earning assets and net interest margin. Average earning assets grew by 12% or $180.4 million from $1.53 billion for the fourth quarter of 2004 to $1.71 billion for the fourth quarter of 2005. The net interest margin increased six basis points from 3.76% for the fourth quarter of 2004 to 3.82% for the fourth quarter of 2005. For the year, the net interest margin increased 17 basis points from 3.64% in 2004 to 3.81% in 2005. The increase in net interest margin reflects the impact of the increases in short-term rates that began in mid-2004.

Non-interest income was $3.3 million for the fourth quarter of 2005, an increase of $582,000 over the fourth quarter of 2004. The increase resulted from expanded financial services offerings to customers including brokerage, trust and deposit services.

Non-interest expense increased to $10.8 million for the quarter as compared to $9.3 million for the fourth quarter of 2004. Salaries and benefits increased by $878,000 over the fourth quarter of the prior year, representing the largest category of the increase. The increase was primarily related to additional staffing in each line of business and in support departments consistent with growth of the Bank. All remaining categories, including occupancy, furniture and equipment and other expense, also increased moderately during the quarter consistent with growth of the Bank.

The provision for loan losses was $795,000 for the quarter, down from $1.3 million from the fourth quarter of 2004. Asset quality remained strong during the quarter and at December 31, 2005, supporting the decline in the provision for loan losses. Net charge-offs were down $345,000 and were 0.09% of average loans for the quarter compared to 0.20% for the same period in the prior year. Non-performing assets to total assets were 0.26% at December 31, 2005 compared to 0.35% at December 31, 2004. The allowance for loan losses represents 1.36% of total loans at December 31, 2005.

For the quarter, total loans were up $36.4 million and total deposits were up $50.3 million. The Company remained well-capitalized at December 31, 2005, with a total risk-based capital ratio of 10.91%.

“We are very pleased with our performance for the fourth quarter and the full year of 2005. For 2006, we have established aggressive yet realistic expansion goals while continuing to focus on our profitability. We are excited about our prospects for continued success,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, January 17, 2006, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 23 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

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MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended December 31		Twelve Months Ended December 31

EARNINGS SUMMARY	2005	2004	2005	2004

Total interest income	$29,087	$22,043	$105,395	$78,329
Total interest expense	12,686	7,604	42,558	26,309

Net interest income	16,401	14,439	62,837	52,020
Provision for loan loss	795	1,325	3,675	7,890

Net interest income after provision for loan loss	15,606	13,114	59,162	44,130

NON-INTEREST INCOME
Deposit service charges	1,185	787	4,323	2,962
Gain on sale of loans	544	590	2,336	2,207
Trust fees	744	691	2,921	2,945
Other	841	664	3,424	1,928

Total non-interest income	3,314	2,732	13,004	10,042

NON-INTEREST EXPENSE
Salaries and benefits	5,798	4,920	22,388	19,206
Occupancy	852	640	3,239	2,653
Furniture and equipment	793	672	2,975	2,768
Other	3,370	3,045	12,821	10,773

Total non-interest expense	10,813	9,277	41,423	35,400

Income before income tax	8,107	6,569	30,743	18,772
Federal income tax expense	2,565	2,121	9,854	5,996

Net income	$5,542	$4,448	$20,889	$12,776

Basic earnings per share	$0.54	$0.44	$2.05	$1.26
Diluted earnings per share	$0.53	$0.43	$2.00	$1.24
Return on average assets	1.20%	1.08%	1.17%	0.83%
Return on average equity	15.69%	13.76%	15.30%	10.15%
Net interest margin	3.82%	3.76%	3.81%	3.64%
Efficiency ratio	54.85%	54.03%	54.62%	57.04%

BALANCE SHEET DATA Assets	December 31 2005	December 31 2004

Cash and due from banks	$49,101	$31,711
Securities available for sale	156,696	137,249
Securities held to maturity	3,907	2,552
Federal Home Loan Bank Stock	13,910	12,239
Loans held for sale	2,331	3,150
Total loans	1,547,879	1,396,387
Less allowance for loan loss	20,992	19,251

Net loans	1,526,887	1,377,136

Premises and equipment, net	53,028	45,784
Acquisition intangibles	25,856	26,262
Bank-owned life insurance	20,814	20,157
Other assets	17,460	16,366

Total Assets	$1,869,990	$1,672,606

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$188,762	$149,104
Interest-bearing deposits	1,319,010	1,202,412

Total deposits	1,507,772	1,351,516
Federal funds purchased	25,809	22,131
FHLB advances	145,161	123,985
Other borrowings	41,238	41,238
Other liabilities	8,266	4,662

Total Liabilities	1,728,246	1,543,532

Shareholders' equity	141,744	129,074

Total Liabilities and Shareholders' Equity	$1,869,990	$1,672,606

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	2005	2004

EARNINGS SUMMARY
Net interest income	$16,401	$16,105	$15,487	$14,844	$14,439	$62,837	$52,020
Provision for loan loss	795	855	1,125	900	1,325	3,675	7,890
Total non-interest income	3,314	3,649	3,369	2,673	2,732	13,004	10,042
Total non-interest expense	10,813	10,688	9,962	9,962	9,277	41,423	35,400
Income taxes	2,565	2,661	2,507	2,120	2,121	9,854	5,996
Net income	$5,542	$5,550	$5,262	$4,535	$4,448	$20,889	$12,776

Basic earnings per share	$0.54	$0.54	$0.52	$0.45	$0.44	$2.05	$1.26
Diluted earnings per share	$0.53	$0.53	$0.50	$0.44	$0.43	$2.00	$1.24

MARKET DATA
Book value per share	$13.86	$13.64	$13.34	$12.78	$12.72	$13.86	$12.72
Market value per share	$36.38	$34.21	$34.69	$29.20	$28.08	$36.38	$28.08
Average basic common shares	10,222,275	10,207,428	10,191,218	10,167,187	10,142,163	10,197,207	10,126,730
Average diluted common shares	10,489,505	10,480,755	10,447,875	10,411,689	10,347,169	10,466,711	10,319,011
Period end common shares	10,227,992	10,216,618	10,194,605	10,183,978	10,150,937	10,227,992	10,150,937

PERFORMANCE RATIOS
Return on average assets	1.20%	1.21%	1.20%	1.07%	1.08%	1.17%	0.83%
Return on average equity	15.69%	16.02%	15.71%	13.74%	13.76%	15.30%	10.15%
Net interest margin (FTE)	3.82%	3.76%	3.82%	3.84%	3.76%	3.81%	3.64%
Efficiency ratio	54.85%	54.11%	52.83%	56.87%	54.03%	54.62%	57.04%

ASSET QUALITY
Net charge-offs	$329	$339	$649	$617	$674	$1,934	$4,732
Nonperforming loans	$4,204	$3,565	$3,385	$2,444	$4,021	$4,204	$4,021
Other real estate and repossessed assets	$692	$1,632	$2,155	$3,085	$1,850	$692	$1,850
Nonperforming loans to total loans	0.27%	0.24%	0.23%	0.17%	0.29%	0.27%	0.29%
Nonperforming assets to total assets	0.26%	0.28%	0.31%	0.32%	0.35%	0.26%	0.35%
Net charge-offs to average loans (annualized)	0.09%	0.09%	0.18%	0.18%	0.20%	0.13%	0.37%
Allowance for loan loss to total loans	1.36%	1.36%	1.36%	1.37%	1.38%	1.36%	1.38%

CAPITAL & LIQUIDITY
Average equity to average assets	7.66%	7.56%	7.63%	7.78%	7.83%	7.66%	8.19%
Tier 1 capital to risk-weighted assets	9.54%	9.65%	9.28%	9.34%	9.20%	9.54%	9.20%
Total capital to risk-weighted assets	10.91%	11.02%	11.05%	11.12%	11.00%	10.91%	11.00%
Loans to deposits + FHLB borrowings	93.64%	94.19%	94.61%	93.23%	94.80%	93.64%	94.64%

END OF PERIOD BALANCES
Total portfolio loans	$1,547,879	$1,511,458	$1,469,493	$1,425,781	$1,396,387	$1,547,879	$1,396,387
Earning assets	1,725,832	1,691,699	1,648,106	1,598,686	1,551,577	1,725,832	1,551,577
Total assets	1,869,990	1,824,483	1,780,615	1,721,469	1,672,606	1,869,990	1,672,606
Deposits	1,507,772	1,457,484	1,337,641	1,361,832	1,351,516	1,507,772	1,351,516
Total shareholders' equity	141,744	139,331	135,968	130,168	129,074	141,744	129,074

AVERAGE BALANCES
Total portfolio loans	$1,528,007	$1,496,063	$1,453,769	$1,405,313	$1,377,886	$1,471,404	$1,290,338
Earning assets	1,710,742	1,704,660	1,630,478	1,568,583	1,531,685	1,654,145	1,435,173
Total assets	1,843,737	1,833,571	1,755,857	1,696,790	1,651,939	1,783,032	1,537,604
Deposits	1,445,437	1,433,795	1,330,684	1,350,233	1,316,548	1,390,418	1,200,617
Total shareholders' equity	141,311	138,556	134,019	132,039	129,301	136,512	125,930